Exhibit 5.1

Crown Electrokinetics Corp.
1110 NE Circle Blvd.
Corvallis, OR 97330
Telephone: (800) 674-3612

Re:	Registration Statement on Form S-8 with respect to 700,000 shares of common stock, par value $0.0001 per share, of Crown Electrokinetics Corp.

Ladies and Gentlemen:

We have acted as special counsel to Crown Electrokinetics Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of up to 700,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to equity grants to Erich Spangenberg (the Chief Advisor of Risk Mitigation of the Company) outside of a share incentive plan, pursuant to an employment inducement award within the meaning of The Nasdaq Stock Market LLC Listing Rule 5635(c)(4) (the “Employment Inducement Award”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
(a)the form of Inducement Equity Award Agreement, by and between the Company and Erich Spangenberg (the “Inducement Agreement”), setting forth terms of the Employment Inducement Award;
(b)the Employment Agreement, dated July 31, 2024, by and between the Company and Erich Spangenberg;
(c)the Crown Electrokinetics Corp. 2024 Employee Incentive Plan (the terms of which are incorporated by reference in the Inducement Agreement);
(d)the Registration Statement in the form to be filed with the Commission on the date hereof;
(e)the Certificate of Incorporation of the Company, as amended to date and as in effect on the date hereof;
(f)the Bylaws of the Company, as amended to date and as in effect on the date hereof; and
(g)a copy of certain resolutions of the Board of Directors of the Company adopted on July 31, 2024 and September 3, 2024, relating to the appointment of Mr. Spangenberg, the employment agreement of Mr. Spangenberg, the Employment Inducement Award, the terms of the Inducement Agreement, the filing of the Registration Statement, and certain related matters.

Crown Electrokinetics Corp.
September 5, 2024

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and that, following execution of the Inducement Agreement and the issuance of the Shares thereunder, the Shares are validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
Our opinions are subject to and limited by (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or secured parties generally, (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or another equitable remedy, (iii) concepts of materiality, reasonableness, good faith and fair dealing, and (iv) the public policy against indemnifications for an indemnified party’s gross negligence or for violations of securities law.

Our opinion is based on facts and laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

Crown Electrokinetics Corp.
September 5, 2024

/s/ Pryor Cashman LLP